                                                                    EXHIBIT 99.1

                FOR RELEASE:            FOR FURTHER EDITORIAL INFORMATION
                  1/23/97                       Contacts
                                                at end

Walbro Corporation
6242 Garfield Street
Cass City, Michigan 48726

WALBRO CORPORATION EXPECTS TO REPORT SLIGHT LOSS FOR FOURTH QUARTER
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CASS CITY, Michigan -- Walbro Corporation announced today that it expects to report a slight loss for the fourth quarter of 1996.

L.E. Althaver, Chairman and Chief Executive Officer, Walbro Corporation, stated that in addition to the factors previously disclosed by the Company in December 1996, fourth quarter and twelve month 1996 earnings would be lower than analysts' revised estimates primarily due to weaker than expected sales in certain segments of its business. "Worldwide orders from Walbro Engine Management's lawn-and-garden customers were impacted by customer requests in the fourth quarter to defer product shipments."

"The Company also experienced an inventory adjustment at its Norwegian operations. In addition, income from the Company's Marwal do Brasil joint venture in South America and Marwal Systems joint venture in France was below expectations due to weaker than expected demand from the ventures' automotive customers in these markets."

"Notwithstanding these issues, the outlook for 1997 remains positive based, in part, on new plastic fuel tank programs which will start in the second half of the year," the Walbro Chief Executive concluded.

Walbro Corporation is a designer and manufacturer of precision fuel systems and products for automotive and small engine markets. Walbro Corporation is headquartered in Cass City, Michigan, and has subsidiaries and joint ventures throughout the world, including North and South America, Europe and Asia. Walbro common stock is traded on the Nasdaq National Market under the symbol WALB.


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For further information contact:          Mike Shope
                                             or
                                         L.E. Althaver
                                       Walbro Corporation
                                        (517) 872-2131